Exhibit 99.1

CONTACT:

Investor Relations
GoAmerica
Voice: 201-996-1717
investors@goamerica.com

GOAMERICA® REPORTS THIRD QUARTER 2007 RESULTS

Company Provides Updates on Pending Transactions

HACKENSACK, NJ, November 14, 2007 — GoAmerica, Inc. (NASDAQ: GOAM), a provider of relay and wireless communications services for deaf, hard-of-hearing, and speech-impaired persons, today announced results for the third quarter ended September 30, 2007. The Company filed with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the period ended September 30, 2007 earlier today.

“During the third quarter the Company received a financial commitment of $110 million from Clearlake Capital Group to enable two strategic transactions, said Dan Luis, CEO of GoAmerica. “The two transactions - the Verizon TRS asset purchase and Hands On video relay merger - will enable GoAmerica to operate from a position of increased strength. We look forward to promptly closing these two transactions after obtaining stockholder and regulatory approvals.”

Financial Review

Total revenue for the three months ended September 30, 2007 increased 4.3% to approximately $4.8 million, compared to total revenue in the previous quarter of approximately $4.3 million and an increase of 1.2% compared to total revenue of approximately $4.6 million in the third quarter of 2006.

Net loss from continuing operations for the third quarter was approximately $861,000 or $0.41 per diluted common share, compared with a net loss from continuing operations of $786,000, or $0.36 per diluted common share, in the second quarter of 2007. Included in the loss from continuing operations for the quarters ended September 30, 2007 and June 30, 2007 were non-cash charges of $280,000 and $245,000 respectively, reflecting depreciation, amortization, and non-cash employee compensation charges for those periods. The net loss from continuing operations in the third quarter of 2006 was $151,000, or $0.07 per diluted share.

As of September 30, 2007, GoAmerica had approximately $3.1 million in cash and cash equivalents, which approximated the cash balance as of March 31, 2007.

Summary of Recent Developments

•	Verizon TRS Asset Purchase: On August 2, 2007, the Company announced that it had entered a definitive agreement to purchase Verizon’s telecommunications relay services (“TRS”) division for $50 million in cash and up to an additional $8 million in contingent cash consideration. This acquisition will be financed by the issuances of additional shares of GoAmerica convertible preferred stock and debt totaling $65 million to Clearlake Capital Group. The Company expects the transactions, which are subject to regulatory and stockholder approval, to accelerate GoAmerica’s strategy to expand its presence in the relay market and strengthen the Company’s financial platform for growth.

•	Hands On Video Relay Merger: On September 12, 2007, the Company announced it had entered into a definitive merger agreement with Hands On Video Relay Services, Inc. (“Hands On”) for $35.0 million in cash and 6.7 million shares of the Company’s common stock. Based on the closing price of the Company’s common stock on September 11, 2007, the total consideration will be approximately $69 million.

The Hands On merger is conditioned on the consummation of the above referenced acquisition of Verizon’s TRS division.

Financing: The Hands On transaction will be financed through $5 million of committed equity financing and $40 million of committed senior debt financing, funded in each case by Clearlake bringing the total Clearlake commitment to the Company to $110 million in equity and debt.

The issuances of Series A convertible preferred stock are subject to stockholder approval and the asset purchase and merger transactions, are subject to stockholder and regulatory approval.

Proxy Statement & Annual Meeting of Stockholders: On November 9, 2007, the Company filed a definitive proxy statement with the SEC. The Annual Meeting will be held on December 13, 2007, at Continental Plaza, 411 Hackensack Avenue, Lower Level, Hackensack, New Jersey 07601, beginning at 10:00 a.m., local time.

About GoAmerica

GoAmerica provides a wide range of wireless and relay communications services, customized for people who are deaf, hard-of-hearing or speech impaired. The Company’s vision is to improve the quality of life of its customers by being their premier provider of innovative communication services. For more information on the Company or its services, visit http://www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717 or via Internet Relay by visiting http://www.i711.com.

Safe Harbor

The statements contained in this news release that are not based on historical fact — including statements regarding the anticipated results and effects of the pending acquisitions — constitute “forward-looking statements” that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “estimate”, “anticipate”, “continue”, or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our limited operating history; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to integrate acquired businesses and technologies, including the Verizon TRS division and Hands On, if those transactions close; (vi) our ability to generate revenue growth; (vii) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (viii) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to “GoAmerica”, the “Company” or “We”, or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. “GoAmerica”, the “GoAmerica” logo, “i711”, and the “i711.com” logo, and “Relay and Beyond” are registered trademarks of GoAmerica. “i711.com” and “i711 Wireless” are trademarks and service marks of GoAmerica. Other names may be trademarks of their respective owners.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with the proposed acquisition of the assets of Verizon’s TRS division, the proposed merger with Hands On and the proposed equity financings described herein, GoAmerica has filed a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES TO THE PROPOSED TRANSACTIONS. Investors and stockholders may obtain a free copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. GoAmerica’s stockholders and other interested parties may also obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail to the Company at 433 Hackensack Avenue, Hackensack, New Jersey 07601, or by telephone to (201) 996-1717.

GoAmerica and its directors and officers may be deemed to be participants in the solicitation of proxies from GoAmerica’s stockholders with respect to the proposed transactions. Information about GoAmerica’s directors and officers and their ownership of GoAmerica common stock is set forth in the GoAmerica proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and is set forth in the proxy statement relating to the proposed transactions.

GOAMERICA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,082	$3,870
Accounts receivable, net	1,865	1,891
Other receivables, net	20	48
Merchandise inventories, net	284	329
Prepaid expenses and other current assets	162	185

Total current assets	5,413	6,323
Other assets	11,835	7,556

Total assets	$17,248	$13,879

Liabilities and stockholders’ equity

Current liabilities:

Accounts payable	$967	$559
Accrued expenses	2,631	1,982
Accrued preferred dividends	20	—
Deferred revenue	98	100
Loan payable, net of discount of $35 and $0, respectively	2,719	—
Other current liabilities	87	65

Total current liabilities	6,522	2,706
Other liabilities	68	112
Stockholders’ equity	10,658	11,061

	$17,248	$13,879

GOAMERICA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Relay services	$4,293	$3,497	$11,787	$5,325
Subscriber	267	328	867	934
Commissions	190	559	451	2,045
Equipment	83	165	300	266
Other	3	2	43	5

	4,836	4,551	13,448	8,575
Costs and expenses:
Cost of relay services	2,999	2,342	8,074	3,034
Cost of subscriber airtime	244	265	811	569
Cost of equipment revenue	171	178	495	380
Cost of network operations	29	27	87	81
Sales and marketing	612	689	1,615	1,709
General and administrative	1,479	1,105	4,092	3,267
Research and development	59	38	316	271
Depreciation and amortization	94	104	257	374

	5,687	4,748	15,747	9,685

Loss from operations	(851)	(197)	(2,299)	(1,110)

Other income (expense):
Settlement losses	—	—	(162)	—
Terminated merger costs	—	—	—	(431)
Interest income (expense), net	(10)	46	49	146

Total other income (expense), net	(10)	46	(113)	(285)

Loss from continuing operations	(861)	(151)	(2,412)	(1,395)
Loss from discontinued operations	—	(371)	—	(571)

Net loss	(861)	(522)	(2,412)	(1,966)
Preferred dividends	20	—	20	—

Net loss applicable to common stockholders	$(881)	$(522)	$(2,432)	$(1,966)

Loss per share-Basic and Diluted:
Loss from continuing operations
	$(0.39)	$(0.07)	$(1.10)	$(0.66)
Loss from discontinued operations	—	(0.18)	—	(0.27)

Basic and Diluted net loss per share	$(0.39)	$(0.25)	$(1.10)	$(0.93)

Weighted average shares used in computation of
basic and diluted net loss per share	2,239,966	2,093,451	2,216,349	2,093,451

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